Exhibit (d)(4)

Grant #«NUM»

AGILE SOFTWARE CORPORATION

NOTICE OF GRANT OF STOCK OPTION

2005 Stock Option Exchange – Non-U.S. Optionees

Notice is hereby given of the following option grant (the “Option”) to purchase shares of the Common Stock of Agile Software Corporation (the “Company”):

Optionee: «FIRST_NAME» «LAST_NAME»

Grant Date: «OPTION_DATE»

Exercise Price: $0.001 per share

Number of Option Shares: «SHARES_GRANTED» shares

Expiration Date: «EXPIRATION_DATE»

Type of Option: Non-Statutory Stock Option

Plan Pursuant to Which Option is Granted: «OPTION PLAN» (the “Plan”)

Date Exercisable: The Option is exercisable as the shares vest in accordance with the Vesting Schedule.

Vesting Schedule: Except as otherwise provided in the Plan or the Stock Option Agreement (as defined below), the Option Shares shall vest and become exercisable as follows, provided Optionee continues in Service on such date:

Number of Shares	Vesting Date
«X» shares	December 1, 2005
«Y» shares	September 1, 2006
«Z» shares	June 1, 2007

Optionee understands and agrees that the Option is granted subject to and in accordance with the terms of the Notice of Exercise attached hereto as Exhibit A, the Stock Option Agreement (a copy of which may be viewed on the Agile Portal ([LINK])) and the Plan (a copy of which may be viewed on the Agile Portal ([LINK])).

No Employment or Service Contract. Nothing in this Notice or in the Plan shall confer upon Optionee any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or any Parent or Subsidiary employing or retaining Optionee) or of Optionee, which rights are hereby expressly reserved by each, to terminate Optionee’s Service at any time for any reason, with or without cause.

Definitions. All capitalized terms in this Notice shall have the meaning assigned to them in this Notice or in the Plan.

AGILE SOFTWARE CORPORATION

By:
Authorized Signatory

The Option Grant is hereby accepted on the terms and conditions set forth in this Notice of Grant, the Notice of Exercise, the Stock Option Agreement and the Plan.

OPTIONEE

«FIRST_NAME» «LAST_NAME»

Employee ID: «ID»
«ADDRESS_LINE_1»
«ADDRESS_LINE_2»
«ADDRESS_LINE_3»
«CITY», «STATE» «ZIP_CODE»
«COUNTRY»

ATTACHMENTS

Exhibit A – Notice of Exercise

EXHIBIT A

NOTICE OF EXERCISE

I hereby notify Agile Software Corporation (the “Company”) that I elect to purchase                      shares of the Company’s Common Stock (the “Purchased Shares”) at the option exercise price of $0.001 per share (the “Exercise Price”) pursuant to that certain option (the “Option”) granted to me on «OPTION_DATE».

Enclosed is a check payable to “Agile Software Corporation” in the amount of the Exercise Price for the Purchased Shares in accordance with the provisions of my agreement with the Company (or other documents) evidencing the Option and shall deliver whatever additional documents may be required by such agreement as a condition for exercise.

Print name in exact manner it is to appear on the stock certificate

Signature

Date

Address:

Social Security/Tax Payer ID Number

Return form to Stock Administration via

U.S. Mail or fax to 408.284.3620.

AGILE SOFTWARE CORPORATION

NONSTATUTORY STOCK OPTION AGREEMENT

2005 Option Exchange Grants—Non-U.S. Optionees

RECITALS

A. The Board has adopted the 1995 Stock Option Plan (the “1995 Plan”) and the 2000 Nonstatutory Stock Plan (the “2000 Plan”) for the purpose of retaining the services of selected Employees and Consultants who provide services to the Company (or any Parent or Subsidiary). This Agreement is subject to the additional terms of the Plan pursuant to which the Option was granted as indicated on the Notice of Grant, and the term “Plan” as used in this Agreement shall be a reference to such plan. Copies of the 1995 Plan and 2000 Plan may be viewed at [INSERT LINK].

B. Optionee is to render valuable services to the Company (or a Parent or Subsidiary), and this Agreement is executed pursuant to, and is intended to carry out the purposes of, the Plan in connection with the Company’s grant of an option to Optionee.

C. All capitalized terms not defined in this Agreement or the Notice of Grant shall have the meaning assigned to them in the Plan.

NOW, THEREFORE, it is hereby agreed as follows:

1. Grant of Option. The Company hereby grants to Optionee, as of the Grant Date, an option to purchase up to the number of Option Shares specified in the Notice of Grant. The Option Shares shall be purchasable from time to time during the option term specified in Section 2 at the Exercise Price.

2. Option Term. This option shall expire at the close of business on the Expiration Date set forth in the Notice of Grant unless sooner terminated in accordance with Sections 5, 6, or 15.

3. Limited Transferability. This option shall be neither transferable nor assignable by Optionee other than by will or by the laws of descent and distribution and may be exercised, during Optionee’s lifetime, only by Optionee or the Optionee’s guardian or legal representative.

4. Dates of Exercise. Except as otherwise provided herein, this option shall become exercisable for the Option Shares in one or more installments in an amount not to exceed the number of vested Option Shares (as determined pursuant to the Vesting Schedule) less the number of Option Shares previously acquired upon exercise of this option. As the option becomes exercisable as to vested Option Shares, the right to exercise as to the vested Option Shares shall accumulate, and the option shall remain exercisable for the accumulated vested Option Shares until the Expiration Date or sooner termination of the option under Sections 5, 6, or 16.

5. Cessation of Service. The option shall terminate (and this option shall cease to be outstanding) prior to the Expiration Date should any of the following provisions become applicable:

(a) Should Optionee cease to remain in Service for any reason (other than death, Disability or Misconduct) while this option is outstanding, then Optionee shall have a period of three (3) months (commencing with the date of such cessation of Service) during which to exercise this option, but in no event shall this option be exercisable at any time after the Expiration Date.

(b) Should Optionee die while this option is outstanding, then the personal representative of Optionee’s estate or the person or persons to whom the option is transferred pursuant to Optionee’s will or in accordance with the laws of descent and distribution shall have the right to exercise this option. Such right shall lapse and this option shall cease to be outstanding upon the earlier of (i) the expiration of the twelve (12) month period measured from the date of Optionee’s death or (ii) the Expiration Date.

(c) Should Optionee cease to remain in Service by reason of Disability while this option is outstanding, then Optionee shall have a period of twelve (12) months (commencing with the date of such cessation of Service) during which to exercise this option. In no event shall this option be exercisable at any time after the Expiration Date.

(d) Notwithstanding the foregoing, vesting under this option shall cease as of the date Optionee ceases to remain in Service and, during the limited period of post-Service exercisability, this option may only be exercised in the aggregate for the number of Option Shares which were vested at the time of Optionee’s cessation of Service. Upon the expiration of such limited exercise period or (if earlier) upon the Expiration Date, this option shall terminate and cease to be outstanding for any vested Option Shares for which the option has not been exercised. To the extent Optionee is not vested in some or all of the Option Shares at the time of Optionee’s cessation of Service, this option shall immediately terminate and cease to be outstanding with respect to those unvested Option Shares.

(e) Should Optionee’s Service be terminated for Misconduct, then this option shall terminate immediately and cease to remain outstanding.

6. Effect of Corporate Transactions.

(a) In the event of any Corporate Transaction, the Option Shares at the time subject to this option shall vest to the extent provided in the Plan. Notwithstanding the foregoing, if this option is assumed in connection with a Corporate Transaction and Optionee’s Service ceases as a result of an Involuntary Termination (as defined below) within eighteen (18) months following such Corporate Transaction, then the Optionee shall be credited with an additional eighteen (18) months of Service (or such lesser number of months necessary to cause all of the Option Shares to become vested) for purposes of calculating the number of vested Option Shares. Further, notwithstanding anything stated in Section 5 to the contrary, this Option shall remain exercisable until the earlier of: (i) the Expiration Date, or (ii) the expiration of the one (1)-year period measured from the date of the Involuntary Termination. The term “Involuntary Termination” shall mean the termination of Optionee’s Service by reason of: (i) Optionee’s involuntary dismissal or discharge by the Company (or a Parent or Subsidiary employing Optionee) for reasons other than Misconduct; or (ii) Optionee’s voluntary resignation following (1) a reduction in Optionee’s level of base salary by more than fifteen percent, (15%) (2) a reduction in the Optionee’s level of participation in any corporate-performance based bonus or incentive programs (not including sales compensation or sales incentive programs) by more than fifteen percent (15%) or (3) a relocation of Optionee’s place of employment by more than fifty (50) miles, provided and only if such reduction or relocation is effected by the Company without Optionee’s consent.

(b) This Agreement shall not in any way affect the right of the Company to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

7. Adjustment in Option Shares. Should any change be made to the Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or

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other change affecting the outstanding Common Stock as a class without the Company’s receipt of consideration, appropriate adjustments shall be made to (i) the total number and/or class of securities subject to this option and (ii) the Exercise Price in order to reflect such change and thereby preclude a dilution or enlargement of benefits hereunder.

8. Rights as a Stockholder, Employee, or Consultant. The holder of this option shall not have any Stockholder rights with respect to the Option Shares until such person shall have exercised the option, paid the Exercise Price and become a holder of record of the purchased shares. Further, no adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date such certificate is issued, except as provided in Section 7. If the Optionee is an Employee, the Optionee understands and acknowledges that, except as otherwise provided in a separate, written employment agreement between the Company (or Parent or Subsidiary) and the Optionee, the Optionee’s employment is “at will” and is for no specified term. Nothing in this Agreement shall confer upon the Optionee any right to continue in the Service of the Company (or Parent or Subsidiary) or interfere in any way with any right of the Company (or Parent or Subsidiary) to terminate the Optionee’s Service as an Employee or Consultant, as the case may be, at any time.

9. Manner of Exercising Option.

(a) In order to exercise this option with respect to all or any part of the Option Shares for which this option is at the time exercisable, Optionee (or any other person or persons exercising the option) must take the following actions:

(i) Pay the aggregate Exercise Price for the purchased shares in one or more of the following forms:

(A) cash or check made payable to the Company; or

(B) through a special sale and remittance procedure pursuant to which Optionee (or any other person or persons exercising the option) shall concurrently provide irrevocable instructions (a) to a Company-designated brokerage firm to effect the immediate sale of the purchased shares and remit to the Company, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate Exercise Price payable for the purchased shares plus all applicable federal, state, local, and foreign income and employment taxes required to be withheld by the Company by reason of such exercise and (b) to the Company to deliver the certificates for the purchased shares directly to such brokerage firm in order to complete the sale.

Optionees resident in China must rely upon the mechanism described in (i)(B).

(ii) Make appropriate arrangements with the Company (or Parent or Subsidiary employing or retaining Optionee) for the satisfaction of all federal, state, local, and foreign income and employment tax withholding requirements applicable to the option exercise.

(b) As soon as practical after the Exercise Date, the Company shall issue to or on behalf of Optionee (or any other person or persons exercising this option) a certificate for the purchased Option Shares, with the appropriate legends affixed thereto.

(c) In no event may this option be exercised for any fractional shares.

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10. Successors and Assigns. Except to the extent otherwise provided in Sections 3 and 6, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and Optionee, Optionee’s assigns and the legal representatives, heirs and legatees of Optionee’s estate.

11. Notices. Any notice required to be given or delivered to the Company under the terms of this Agreement shall be in writing and addressed to the Company at its principal corporate offices. Any notice required to be given or delivered to Optionee shall be in writing and addressed to Optionee at the address indicated on the Notice of Grant. All notices shall be deemed effective upon personal delivery or upon deposit in the U.S. mail, postage prepaid and properly addressed to the party to be notified.

12. Construction. This Agreement and the option evidenced hereby are made and granted pursuant to the Plan and are in all respects limited by and subject to the terms of the Plan. All decisions of the Plan Administrator with respect to any question or issue arising under the Plan or this Agreement shall be conclusive and binding on all persons having an interest in this option.

13. Integrated Agreement. The Notice of Grant, this Agreement and the Plan constitute the entire understanding and agreement between the Optionee and the Company with respect to the subject matter contained herein or therein and supersedes any prior agreements, understandings, restrictions, representations, or warranties among the Optionee and the Company with respect to such subject matter other than those as set forth or provided for herein or therein. To the extent contemplated herein or therein, the provisions of the Notice of Grant and the Agreement shall survive any exercise of this option and shall remain in full force and effect.

14. Governing Law. The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of California without resort to that State’s conflict-of-laws rules.

15. Termination or Amendment. The Board may terminate or amend or this option at any time; provided, however, that except as provided in Section 6 in connection with a Corporate Transaction, no such termination or amendment may adversely affect this option or any unexercised portion hereof without the consent of the Optionee unless such termination or amendment is necessary to comply with any applicable law or government regulation. No amendment or addition to this Agreement shall be effective unless in writing.

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